                                 LOAN AGREEMENT

         This Loan Agreement (the "Agreement") is entered into January 23, 2002 to be effective as of January 10, 2002 (References to the date of this Loan Agreement contained herein shall be deemed to mean January 10, 2002.) by and between BLUWAT AG, a corporation organized under the laws of Switzerland ("Lender"), and the Borrower described below:

         In consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Lender and Borrower agree as follows:

         1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

         A. AFFILIATE. As to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person or any individual related to such Person. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

         B.       BORROWER. Frisby Technologies, Inc., a Delaware corporation.

         C. BORROWER'S ADDRESS: 3195 Centre Park Boulevard, Winston-Salem, NC 27107.

         D. COLLATERAL. The property and interests in property securing payment and performance of the Loan, as set forth in Section 2 hereof.

         E.       NOTE. The promissory note described in Section 2 hereof.

         F. HAZARDOUS MATERIALS. All materials defined as hazardous wastes or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

         G. LOANS. Collectively, the loans made by Lender to Borrower under this Agreement and any other subsequent loan or extension of credit by Lender to the Borrower that is subject to this Agreement.

         H. LOAN DOCUMENTS. Loan Documents means this Loan Agreement, the Note executed by Borrower in favor of Lender and all other documents, instruments, guaranties, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with this Loan Agreement.

         I. MATERIAL ADVERSE EFFECT. Any material adverse effect on (i) the business, assets, operations or financial condition of Borrower and its subsidiaries, taken as a whole, (ii) the Borrower's ability to pay the Obligations in accordance with the terms thereof, or (iii) the Collateral or Lender's security interest in the Collateral or the priority of such security interest.

         J. OBLIGATIONS. The Loans and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties (including post-petition interest on the foregoing, to the extent lawful) owing, arising, due or payable from the Borrower to the Lender of any kind or nature, present or future, arising under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to the Borrower by the Lender under this Agreement or any of the other Loan Documents.

         K. PERMITTED LIENS. Collectively, (i) all liens or security interests securing indebtedness owed to Lender, (ii) pledges or deposits made in the ordinary course of business in connection with or to secure workers' compensation, unemployment insurance, pensions or other employee benefits accruing under provisions of law or under agreements now in force and disclosed to Lender, (iii) liens imposed by law, such as carriers', warehousemen's, materialmen's and vendors' liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations that are not overdue, or which are being contested in good faith and against which, if requested by the Lender, the Borrower will establish reserves satisfactory to the Lender, (iv) zoning restrictions, easements, licenses, reservations, covenants, conditions, and restrictions on the use of property which do not, in the aggregate, materially detract from the value of Borrower's property or assets or materially impair the use thereof in the operation of its business;
(v) liens for taxes not due or which are being contested in good faith and against which, if requested by the Lender, the Borrower will establish reserves satisfactory to the Lender; (vi) purchase money security interests granted by the Borrower in the ordinary course of its business; and (vii) liens and security interests described on Schedule 1K attached hereto.

         L. PERSON. A corporation, an association, a joint venture, a limited liability company, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

         M. PRIME RATE. Prime Rate shall have the same meaning set forth in the Note.

         N. TANGIBLE NET WORTH. The amount by which the Borrower's total assets exceed total liabilities, in accordance with GAAP, minus: (i) goodwill, net of accumulated amortization; (ii) contract rights, net of accumulated amortization; (iii) leasehold improvements, net of accumulated depreciation;
(iv) assets representing claims on (A) shareholders, directors or officers or
(B) Affiliates and (v) other assets net of accumulated depreciation and/or amortization constituting intangible assets including, without limitation, any capitalized patents, trademarks, tradenames, copyrights or similar intellectual property.

         O. WARRANT. The Stock Purchase Warrant described in Section 2 hereof.

         ACCOUNTING TERMS. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied. All financial computations made under this Agreement for the purpose of determining compliance with the financial requirements of this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP, as in effect on the date hereof.

         2.       LOAN.

         A. Subject to the terms of this Agreement, Lender hereby agrees to extend a loan to Borrower (the "Loan"), in the principal amount of Five Hundred Thousand Dollars ($500,000), for working capital needs and other general corporate purposes. Lender agrees, on the terms and conditions set forth herein and promptly upon Borrower's request, to make advances to the Borrower from time to time before the Maturity Date; provided that, immediately after each such advance is made the aggregate outstanding principal amount of advances by the Lender shall not exceed $500,000. Within the foregoing limits, the Borrower may borrow, repay, prepay and reborrow under this Loan Agreement at any time before the Maturity Date.

         B. To evidence the Loan, Borrower shall execute and deliver to Lender a promissory note (the "Note") in the principal amount of $500,000, which Note shall bear interest and be payable in accordance with the terms set forth hereinbelow. The Loan shall mature and become payable in full on January 10, 2005 which date shall be the "Maturity Date."

         C. Interest and Principal. Interest on the principal amount outstanding under the Loan from time to time shall accrue at a variable rate of the Prime Rate, plus seventy-five basis points (0.75%) per annum, which accrued interest shall be payable quarterly in arrears. The principal of the Note shall be repaid in full on the Maturity Date, together with all accrued but unpaid interest.

         D. Collateral Security. Repayment in full of all Obligations of the Borrower shall be secured by the Collateral.

         E. Guaranty. Repayment of the Obligations of the Borrower shall be secured by a guaranty by Gregory S. Frisby (the "Guarantor"), pursuant to a guaranty agreement, in form satisfactory to the Lender; provided, however, such guaranty shall be limited to one-third of the total amount outstanding under the Loan.

         F. Stock Purchase Warrant. As additional consideration for Borrower's extension of the Loan, Borrower shall issue a Stock Purchase Warrant in favor of the Lender to acquire 347,222 shares (as adjusted pursuant to the terms of the Warrant) of the

Borrower's common stock at an exercise price equal to $1.44 per share (as adjusted pursuant to the terms of the Warrant) (the "Warrant").

         3. COLLATERAL SECURITY. Payment and performance of the Obligations shall be secured by the following Collateral, and the Borrower hereby grants, conveys, transfers and assigns to the Lender a security interest in and lien upon all of the property described below:

         A. A second assignment of, security interest in and lien upon all of the Borrower's interests in and to all patents for products, goods and items produced or manufactured by the Borrower, and all processes employed in the production or manufacture thereof, to the extent the granting of such security interests shall not constitute a violation of law or a default under any existing agreement between the Borrower and any Person with regard to any such patents;

         B. A continuing security interest in and lien upon all of the Borrower's accounts, inventory, and general intangibles, and a security interest in and lien upon all of the Borrower's furniture, machinery and equipment, whether now owned or hereafter acquired, and wherever located, together with all proceeds thereof.

         Lender's security interest in the Collateral shall be junior and subordinate to the security interest of DAMAD Holding AG to such Collateral. Borrower agrees and undertakes to execute and deliver to the Lender such deeds of trust, security agreements, pledge agreements, assignments, financing statements, subordinations, certificates, waivers, estoppel agreements, and other documentation, in form acceptable to the Lender, as may be reasonably requested by the Lender in connection with the Collateral. Borrower further agrees that all of the Collateral shall secure all of the Obligations of the Borrower to the Lender. It is specifically agreed and acknowledged by the parties hereto that the personal and real property owned by Schoeller Frisby Technologies GmbH, a joint venture between Borrower and Schoeller Textil AG, shall not be deemed to be Collateral, as herein defined. Lender agrees that it will release its security interest in the Borrower's accounts receivable upon the establishment by Borrower of a program of factoring such accounts receivable.

         4. CONDITIONS PRECEDENT. The Lender's agreement to extend the Loan to the Borrower is subject to the fulfillment, to the Lender's satisfaction, of all of the following conditions:

         A. Lender shall have received, on or before the date hereof (i) a copy of the resolutions of the Board of Directors of the Borrower, certified on such date by an officer of the Borrower, authorizing the execution and delivery of this Agreement, the borrowings hereunder and the execution and delivery of the Note, the execution and delivery of the Warrant, and the other Loan Documents and the Collateral, and (ii) such additional documents and requirements as the Lender or counsel for the Lender may reasonably request.

         B. The Borrower shall have executed and delivered all documentation for the Loan reasonably requested by the Lender, which shall be in form and content reasonably acceptable to the Lender and its counsel.

         C. The Borrower shall have provided to the Lender, in form satisfactory to the Lender, all financial and other information concerning its business and affairs, as reasonably requested by the Lender.

         D. To the best knowledge of the Borrower, no event has occurred or failed to occur that would have a Material Adverse Effect on the financial condition of the Borrower, as set forth in its September 30, 2001 quarterly financial statements.

         E. The Borrower shall have certified that the execution of the Loan Documents and the Warrant shall not cause any default which would have a Material Adverse Effect on Borrower under any other contract or agreement to which the Borrower is subject.

         F. Subject to the limitations set forth in Section 11, the Borrower shall have paid or agreed to make payment of all reasonable expenses actually incurred in connection with the closing of the Loan, including, without limitation, insurance premiums, audit charges and attorneys' fees.

         5. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

         A. GOOD STANDING. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware (except as to franchise taxes which are being contested in good faith) and has the power and authority to own its property and to carry on its business.

         B. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver the Loan Documents and the Warrant and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document or Warrant, and Borrower is in compliance with all material laws and regulatory requirements to which it is subject, the failure to comply with would result in a Material Adverse Effect on the Borrower.

         C. BINDING AGREEMENT. This Agreement, the Warrant and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and similar laws and other laws generally affecting the enforceability of creditors' rights and to general principles of equity.

         D. LITIGATION. There is no material proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority which is likely to result in a Material Adverse Effect on the Borrower, except as disclosed in Schedule 5D attached hereto.

         E. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement, the Warrant and the other Loan Documents, and violation of which would have a Material Adverse Effect on the Borrower. F. OWNERSHIP OF ASSETS. Borrower has good title to, or a valid leasehold interest in, its assets, and its assets are free and clear of liens, except those granted to Lender, except as disclosed in Schedule 1K attached hereto.

         G. TAXES. Except as set forth on Schedule 5G attached hereto, all material taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and Borrower has filed all material tax returns which it is required to file, or has been granted extensions of time to file such tax returns.

         H. FINANCIAL STATEMENTS. The audited financial statements of Borrower heretofore delivered to Lender have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, with respect to Borrower, and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's or such companies' financial condition or operations since September 30, 2001. To the best of its knowledge, all factual information furnished by Borrower to Lender in connection with this Agreement, the Warrant and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

         I. PLACE OF BUSINESS. Borrower's chief executive office is located at: 3195 Centre Park Blvd, Winston-Salem, North Carolina 27107.

         J. ENVIRONMENTAL MATTERS. To the best of Borrower's knowledge after diligent investigation, the conduct of Borrower's business operations does not and will not violate any material federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and Borrower will not use or permit any other party to use any Hazardous Materials at Borrower's places of business except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in material compliance with all applicable environmental laws. Borrower agrees to permit Lender, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting at Lender's expense an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant.

         K. NO MATERIAL ADVERSE EFFECT. To the best knowledge of Borrower neither this Agreement, the Warrant nor any of the Loan Documents, nor any written statements when furnished to the Lender by or on behalf of the Borrower in connection with the Loans, the Warrant or the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the best knowledge of the Borrower, there is no material fact that the Borrower has not disclosed to the Lender in writing that would reasonably be deemed to have a Material Adverse Effect on the Borrower.

         6. AFFIRMATIVE COVENANTS. Until full payment and performance of all Obligations of Borrower under the Loan Documents, Borrower will, unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document):

         A. FINANCIAL CONDITION. Maintain Borrower's financial condition, determined in accordance with GAAP applied on a consistent basis throughout the period involved, as follows:

                  (i) Maintain a Tangible Net Worth of not less than $1,250,000 as of the end of each fiscal quarter hereafter.

         B. FINANCIAL STATEMENTS AND OTHER INFORMATION. Maintain a system of accounting satisfactory to Lender and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Lender's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Lender may desire. If an Event of Default has occurred and continues, Borrower agrees to reimburse the Lender on demand for the reasonable costs of one such inspection conducted during such Event of Default. Unless written notice of another location is given to Lender, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall be prepared in form and content acceptable to Lender and by independent certified public accountants acceptable to Lender.

         In addition, Borrower will:

                  (i) Furnish to Lender audited consolidated financial statements of Borrower for each fiscal year of Borrower, within 90 days after the close of each such fiscal year.

                  (ii) Furnish to Lender monthly consolidated financial statements (including a balance sheet and profit and loss statement) of Borrower, which shall be prepared by Borrower, for each month of each fiscal year of Borrower, within 45 days after the end of each month.

                  (iii) Furnish to Lender for each fiscal quarter a compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements for such fiscal quarter as required in paragraphs (i) and
(ii) above, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Lender may request, with respect to compliance with Section of this Agreement which compliance certificate shall be substantially in the form of Exhibit A attached hereto.

                  (iv) Furnish to Lender promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower from time to time, as Lender may reasonably request. Without limiting the scope of the preceding sentence, Borrower shall furnish Lender a copy of its quarterly report on Form 10-QSB promptly upon the filing thereof with the Securities and Exchange Commission.

         C. RESERVATION OF SHARES. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue common stock upon exercise of the Warrant.

         D. INSURANCE. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Lender and with respect to insurance on the Collateral, to contain a mortgagee clause naming Lender as a loss payee or an additional insured (as applicable) as its interest may appear and providing for at least 30 days prior notice to Lender of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Lender prior to funding under the Loan and 30 days prior to each policy renewal.

         E. EXISTENCE AND COMPLIANCE. Maintain its existence, good standing and qualification to do business, where required and the failure to be so qualified will have a Material Adverse Effect on Borrower and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions, where the failure to comply will have a Material Adverse Effect on Borrower.

         F. ADVERSE CONDITIONS OR EVENTS. Promptly advise Lender in writing of (i) any condition, event or act which comes to its attention that Borrower reasonably believes is likely to have a Material Adverse Effect, (ii) any litigation filed by or against Borrower, an adverse outcome of which could reasonably be expected to have a Material Adverse Effect on Borrower, (iii) any event that has occurred that would constitute an event of default under any Loan Documents and (iv) any uninsured loss of Collateral through fire, theft, liability or property damage in excess of an aggregate of $500,000.00.

         G. TAXES AND OTHER OBLIGATIONS. Pay all of its taxes, assessments and other obligations where the failure to make such payments will have a Material Adverse Effect on Borrower, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

         H. MAINTENANCE. Maintain all of its tangible property in good condition and repair, excepting ordinary wear and tear, and make all necessary replacements thereof (provided that Borrower shall not be required to maintain any obsolete or immaterial property), and preserve and maintain all material licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

         I. NOTIFICATION OF ENVIRONMENTAL CLAIMS. Borrower shall immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations which is likely to result in a Material Adverse Effect; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials which is likely to result in a Material Adverse Effect. Borrower shall immediately notify Lender of any material remedial action taken by Borrower with respect to Borrower's business operations.

         7. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents):

         A. OWNERSHIP AND MANAGEMENT. Make or permit to be made any significant change in Gregory S. Frisby's involvement in the management of the Borrower.

         B. TRANSFER OF ASSETS. Sell, lease, sell and leaseback, assign or otherwise dispose of or transfer all or substantially all of its assets, except in the normal course of its business.

         C. LIENS. Grant, suffer or permit any contractual or non-contractual lien on or security interest in the Collateral, other than Permitted Liens. It is expressly provided, however, that leases for office equipment and vehicles entered into in the normal course of Borrower's business shall not be subject to this covenant.

         D. EXTENSIONS OF CREDIT. Make any loan or advance to any individual, partnership, corporation or other entity, except: (1) advances to employees of the Borrower for expenses incurred in the ordinary course of business; (2) loans made to Schoeller Frisby Technologies GmbH in accordance with the terms of the Joint Venture Agreement between Borrower and Schoeller Textil AG or as approved from time to time by the board of directors of the Borrower; (3) loans outstanding on the date of this Agreement and listed on Schedule 7D attached hereto.

         E. BORROWINGS. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, lease payments under capital leases, as surety or guarantor for the debt for another, or otherwise), other than to Lender, except for (1) normal trade debts incurred in the ordinary course of Borrower's business; (2) existing indebtedness disclosed to Lender on
Schedule 7E(2) attached hereto; (3) indebtedness arising pursuant to purchase money contracts for assets acquired after the date hereof, provided that (i) any lien in respect of such indebtedness attaches only to the assets purchased, and
(ii) the indebtedness is within the ranges set forth on Schedule 7E(3); (4) any indebtedness with respect to a program of factoring accounts receivable of the Borrower which, by its terms, is secured solely by the Borrower's accounts receivable; (5) other indebtedness which, by its terms is expressly subordinated in repayment to the Loan, and the covenants, events of default and mandatory prepayment provisions of such indebtedness may not be more restrictive than the corresponding provisions contained in the Loan Documents and any conversion rights may not be any more favorable than the conversion rights in the Note; and
(6) short-term unsecured indebtedness up to an aggregate amount outstanding of $250,000 at any one time.

         F. DIVIDENDS AND DISTRIBUTIONS. Pay any dividend (other than dividends payable in capital stock of Borrower) or make any distribution on any shares of any class of its capital stock, other than in the normal course of Borrower's business, or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of Borrower, or in any way amend its capital structure.

         G. CHARACTER OF BUSINESS. Change in any material respect the general character of business as conducted at the date hereof.

         8. DEFAULT. Borrower shall be in default under this Agreement and under each of the other Loan Documents if it shall default in the payment of any amounts due and owing under the Loan and such default continues for 5 days after written notice thereof. Borrower shall also be in default if it should fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in any Loan Document, the Warrant or in any other loan agreement, promissory note, security agreement, deed of trust, assignment, pledge or other contract securing or evidencing payment of any indebtedness of Borrower to Lender, and such default shall continue uncured for a period of thirty (30) days following written notice by Lender to Borrower; provided, further, that if the Borrower has undertaken to cure any such default and is diligently prosecuting such cure, to the reasonable satisfaction of Lender, it shall not constitute a default under this Agreement if the subject default remains uncured beyond thirty (30) days following written notice by Lender to Borrower. Borrower shall also be in default and all unpaid principal and accrued interest under the Loan shall become immediately due and payable: (i) if Borrower commences voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to its own bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of its own debtors or the readjustment of its own indebtedness; (ii) if Borrower makes any assignment for the benefit of its own creditors or similar arrangement with its own such creditors; (iii) if Borrower appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its own property or assets; (iv) upon the commencement against Borrower of any involuntary proceeding of the kind described in subsections (i), (ii) and (iii) herein; (v) any other liquidation, dissolution or winding up of Borrower; (vi) any consolidation, merger, recapitalization, sale of equity securities or other transaction pursuant to which the holders of the Borrower's outstanding capital stock immediately preceding such event own less than 50% of the outstanding capital stock (on a fully diluted basis) of the surviving corporation; or (viii) a sale, lease or other disposition of all or substantially all of the assets of the Borrower.

         9. REMEDIES UPON DEFAULT. If an event of default shall occur, Lender shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

         10. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

         Borrower:         Frisby Technologies, Inc.
                           3195 Centre Park Blvd
                           Winston-Salem, NC 27107
                           Attn:    John L. Ruggiero
                                    Chief Financial Officer

         With a copy to:
                           Womble, Carlyle, Sandridge & Rice, PLLC
                           200 West Second Street
                           Winston-Salem, NC  27101
                           Attn:  Christopher E. Leon, Esq.

         Lender:           Bluwat AG
                           Bundesstrasse 7
                           CH - 6304 Zug
                           SWITZERLAND
                           Attn:  Dr. Richard E. Blum

         With a copy to:
                           Forsyth Management Co., LLC
                           380 Knollwood Street
                           Winston-Salem, NC  27103
                           Attn:  Roane Cross

         With a copy to:
                           Kilpatrick Stockton LLP
                           1001 West Fourth Street
                           Winston-Salem, NC  27101
                           Attn:    Michael L. Drye, Esq.

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

         A.       If sent by hand delivery, upon delivery;

         B. If sent by a nationally-recognized overnight courier, on the business day following the date sent; or

         C. If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid.

         11. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Lender immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Lender's in-house counsel), incurred by Lender in connection with negotiation and preparation of this Agreement and each of the Loan Documents; provided, however, Borrower's obligation to pay such costs and expenses shall be limited to 2% of the total amount of the Loan. Whenever in the Loan Documents reference is made to "attorneys' fees" or "counsel fees", each such reference shall mean and refer to the reasonable fees (and expenses) actually incurred by the party retaining such attorneys or counsel.

         12. MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

         A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

         B. APPLICABLE LAW. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of North Carolina and applicable federal law.

         C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Lender's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

         D. DOCUMENTS. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender and its counsel.

         E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Loan Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Loan Agreement are consummated to the extent possible.

         F. INDEMNIFICATION. Borrower shall indemnify, defend and hold Lender and its successors and assigns in Lender's capacity as a lender under this Agreement harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the worker's compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loans and foreclosure of the Deed of Trust securing the Loans.

         G. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loans and shall continue in full force and effect so long as the Loans are outstanding or the obligation of the Lender to make any advances under the Line of Credit shall not have expired.

         H. UPDATED APPRAISALS AND MAINTENANCE OF COLLATERAL VALUE. Lender may at its option, at Lender's own expense, obtain an appraisal of any Collateral securing payment of the Loan, which appraisal shall be prepared by a third-party appraiser engaged directly by Lender.

         13. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW). THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION, OR ANY SUCCESSOR THEREOF ("A.A.A."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN FORSYTH COUNTY, NORTH CAROLINA AND ADMINISTERED BY A.A.A., WHICH WILL APPOINT AN ARBITRATOR. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR
(II) LIMIT THE RIGHT OF THE LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS

AGREEMENT. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

         14. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.


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                                       15

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized representatives as of the date first above written.

                                             BORROWER:

WITNESS:                                     FRISBY TECHNOLOGIES, INC.



                                             By:      /s/ Gregory S. Frisby
/s/ Douglas J. McCrosson                     Title:   Chairman and CEO
-------------------------------                    -----------------------------
[Corporate Seal]

                                             LENDER:

                                             BLUWAT AG


                                             By:      /s/ Margreth Schuler
                                             Title:   Director
                                                   -----------------------------


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